Exhibit 99.1

                                                                      [CIT Logo]

                      CIT ANNOUNCES FOURTH QUARTER RESULTS

o     EPS of $1.21 up 27% from prior year

o     Record new business volume up 37% over prior year

o     Stable margins and higher non-spread revenue

o     Strong credit metrics

o     Positive outlook for 2006

      NEW YORK, January 18, 2006 - CIT Group Inc. (NYSE: CIT) today reported diluted earnings per share of $1.21 for the quarter, up 27.4% from last year. Net income was $248.3 million for the fourth quarter, up from $203.8 million last year. Diluted EPS for the year ended December 31, 2005 was $4.44, up 26.9% from last year. Net income for the year ended December 31, 2005 was $936.4 million, an increase from $753.6 million last year.

      Commenting on the Company's performance, Jeffrey M. Peek, Chairman and Chief Executive Officer, said:

      "I am very pleased to report another strong quarter in a very successful year. In 2005, we put in place a foundation for long-term profitable growth while delivering upon our immediate business objectives. We made significant progress on our sales and marketing initiatives, which have resulted in a robust new business pipeline across our franchises. Further, we implemented a strategic planning process to ensure our focus on the most attractive opportunities in the commercial middle-market to maximize returns to shareholders.

      "CIT is poised to become the leading global finance company serving the middle market. I am confident that we are very well positioned heading into 2006. Our financial targets for this year are EPS of $4.75 - $4.85, before estimated stock option expense of $0.08 - $0.10 per share and return on common equity of 15%."

      The quarter included the following items of note that impacted our operating trends:

      o     The  sale  of our  micro-ticket  leasing  point-of-sale  unit in the
            Specialty Finance - Commercial segment, with approximately $295 million in equipment leases, resulted in a $44 million gain ($0.13 diluted EPS increase).

      o Fourth quarter income tax expense was decreased by $17 million due to a deferred tax liability release related to our international aerospace initiative ($0.08 diluted EPS increase).

      o Operating expenses include charges for the early termination of a portion of our existing New York City building lease and for a legal settlement, totaling $11 million ($0.03 diluted EPS decrease).

      o The previously announced mark-to-market of seven cross-currency interest rate swaps that did not qualify for hedge accounting treatment, which were terminated in the quarter, resulted in a pre-tax loss of approximately $23 million ($0.06 diluted EPS decrease).

      Full year earnings include $43 million pretax gains ($0.11 diluted EPS increase) on the derivative transactions.

Financial Highlights:

Profitability

o Return on average common equity was 16.0% (14.5% excluding previously noted items), up from 13.8% last quarter and 13.7% during the prior year quarter.

o Return on average tangible common equity was 19.2% (17.3% excluding previously noted items), up from 16.4% last quarter and 15.2% during the prior year quarter.

o Return on average earning assets was 1.95% for the quarter (1.76% excluding previously noted items), compared to 1.73% last quarter and 1.97% last year.

o Return on average managed assets was 1.71% (1.54% excluding previously noted items), compared to 1.51% last quarter and 1.65% during the prior year quarter.

Net Finance and Risk-Adjusted Margin

o Net finance margin was 3.37% as a percentage of average earning assets, compared to 3.41% last quarter and 3.94% last year. Compared to the prior quarter, margins on leases improved while lending margins declined slightly due to asset mix. The decline from last year was primarily due to lower yield-related fees, the impact of lower margin student loan business, and the effect of rising short-term interest rates, longer term debt financings and competitive market pricing.

o Operating lease margin was 6.17% of average operating leases, compared to 6.04% last quarter and 5.97% last year, reflecting improving margins on larger ticket aerospace and rail assets, partially offset by softer margins in small-ticket equipment.

o Risk-adjusted margin (net finance margin after provision for credit losses) was 2.94% as a percentage of average earning assets, compared to 2.84% last quarter and 3.92% during the prior year quarter.

Other Revenue

o Fees and other income totaled $170.0 million (excluding the $44.3 million gain on the sale of the micro-ticket business and the $22.7 million charge on derivatives that were terminated), compared to $149.6 million last quarter and $115.6 million last year. The current quarter included strong fee (including higher syndication fees) and other income generation in our Corporate Finance and Consumer businesses.

o Factoring commissions were down sequentially due to seasonality but were up over last year.

o Securitization gains declined to $4.9 million, 1.3% of pretax income for the quarter, compared to $11.3 million (3.7%) and $15.9 million (4.7%) in the prior quarter and prior year.

Salaries and General Operating Expenses

o Total operating expenses were $289.4 million (excluding the lease termination and legal settlement charges) versus $281.1 million last quarter and $271.6 million a year ago. The increase reflects higher incentive-based compensation, higher salaries and other investments made in sales and marketing.

o The efficiency ratio was 41.6% (excluding the gain on the micro-ticket business sale, derivatives mark-to-market adjustments and the lease termination and loan settlement charges), down from 42.1% last quarter (excluding the gain on a real estate investment sale, mark-to-market adjustments on certain assets held for sale and hurricane impairment charges) and improved from 44.5% last year.

o Employee headcount totaled approximately 6,340 versus 6,165 at September 30, 2005, and 5,860 at December 31, 2004. The increase was largely due to increases in our sales and new business initiatives.

Effective Tax Rate

o The effective tax rate was 29.4% (34.1% excluding the deferred income tax liability release), compared to 28.5% last quarter (34.3% excluding last quarter's provision reversal relating to the resolution of a tax liability in our international operations) and 39.1% last year. The reduction from last year reflects the continued relocation and funding of certain aerospace assets offshore and improved international earnings.

Portfolio and Managed Assets

o Managed assets were $62.9 billion at December 31, 2005, up from $61.3 billion and $53.5 billion last quarter and last year. The increase for the quarter primarily reflects continued growth in home lending, Student Loan Xpress and healthcare, offset in part by: seasonal runoff in retail trade businesses of approximately $1 billion, the sale of $0.3 billion in micro-ticket business assets, as well as Commercial Finance sales and syndications of $0.4 billion.

o Origination volume for the quarter, excluding factoring volume, increased 37.6% to $9.7 billion from the prior year. Student Loan Xpress and home lending in Specialty Finance - Consumer and all businesses in Corporate Finance were the drivers.

Credit Quality

o Net charge-offs for the quarter were 0.91% of average finance receivables, which includes $48.5 million in airline receivable charge-offs on two bankrupt U.S. hub carriers. Excluding these previously reserved airline charge-offs, net charge-offs were 0.47% compared to 0.46% last quarter and 0.52% last year.

o Total 60+ day owned delinquencies were $758.2 million (1.71% of finance receivables) at December 31, 2005, compared to $750.6 million (1.76%) last quarter and $608.0 million (1.73%) last year. Improvements in Corporate Finance and the vendor finance business of Specialty Finance - Commercial were offset by increased delinquencies in home lending, which reflected growth and seasoning of the portfolio, and the impact of our Student Loan Xpress acquisition. Though delinquency is higher in the student loan portfolio than our other portfolios, these amounts are not indicative of potential loss due to the related U.S. government guarantee.

o Non-performing assets (non-accrual loans plus repossessed assets) were $521.2 million or 1.18% of finance receivables, down from $546.6 million (1.28%) last quarter and $539.6 million (1.54%) last year. The decrease from last quarter reflected the airline charge-offs, partially offset by the addition of a $60 million lease on a power generation facility. The decline in percentage from last year reflects credit quality improvements as well as the impact of acquired Student Loan Xpress receivables.

o The reserve for credit losses was $621.7 million (1.40% of finance receivables), compared to $652.8 million (1.53%) last quarter, and $617.2 million (1.76%) at December 31, 2004. The decrease in amount for the quarter is due to the aerospace charge-offs, partially offset by higher provisions. The decline in the percentage from the prior year reflects the addition of the low-risk Student Loan Xpress portfolio and improved credit metrics.

Capitalization and Leverage

o The ratio of total tangible equity to managed assets at December 31, 2005 was 9.80%, compared to 9.50% at September 30, 2005, and 10.72% at December 31, 2004.

o On January 17, 2006, our Board of Directors approved a 25% increase in the regular quarterly cash dividend to $.20 per share on outstanding common stock.

o On January 17, 2006, our Board of Directors approved an expanded common stock repurchase program for 5 million shares in addition to existing programs. Shares will be repurchased in connection with our employee stock purchase plans and general corporate purposes.

Commercial Finance Group

Commercial Services (Trade Finance -Retail & Factoring)

o Net income for the quarter improved from both prior quarter and prior year due largely to higher interest income.

o Financing and leasing assets were $6.7 billion at quarter end, versus $7.4 billion at September 30, 2005 and $6.2 billion at December 31, 2004. The decrease from last quarter reflects seasonal declines and the growth from last year reflects an acquisition.

Corporate   Finance   (Communications,   Media   &   Entertainment;   Energy   &
Infrastructure; Healthcare; Capital Markets; and Advisory Services)

o Net income for the quarter, included strong margins and fee income, but was offset by higher operating expenses as we continue to invest in sales initiatives.

o Owned assets grew 5.4% from last quarter as new business volume increased 51.3%, including higher volume in healthcare, asset finance and capital markets, partially offset by seasonal retail pay downs.

Capital Finance (Transportation Finance - Aerospace and Rail)

o Net income for the quarter was essentially flat with last quarter, excluding the aerospace tax benefit this quarter and charges taken on aircraft held for sale last quarter.

o Financing and leasing assets were $10.5 billion at December 31, 2005, compared to $10.1 billion at September 30, 2005 and $8.6 billion at December 31, 2004. The quarterly increase principally reflects aircraft fundings, while the increase over last year includes the transfer of certain business aircraft assets from Equipment Finance.

Equipment Finance (Construction and Diversified Industries)

o Net income was down from the prior quarter due to lower securitization gains and other income.

o     Managed assets were down during the quarter on asset sales.

Specialty Finance Group

Specialty Finance - Commercial

o Earnings were up slightly over last quarter and 20% over last year (excluding the pre-tax gain on the sale of the micro-ticket leasing business unit and a pre-tax mark-to-market on the manufactured housing receivables held for sale last quarter). The improvement was primarily in the international unit.

o Managed assets declined to $14.3 billion from $14.7 billion last quarter and $15.3 billion last year. The quarterly decline largely reflects the sale of the micro-ticket point-of-sale unit. New business volume was up over last year by 10%, but was essentially flat with last quarter on stronger international volumes, which were offset by lower U.S. vendor program volume.

Specialty Finance - Consumer

o Net income was above the prior quarter reflecting improved finance margin and good Student Loan Xpress results, partially offset by lower other income.

o Managed assets increased to $14.8 billion from $12.7 billion at September 30, 2005 and $6.6 billion last year. New business volume increased over last quarter on increased home lending, including higher portfolio acquisitions and over last year, reflecting Student Loan Xpress lending volume. Student Loan Xpress assets have increased approximately 20% since the acquisition.

Corporate and other includes the previously mentioned charges relating to the derivative contracts not qualifying for hedge accounting treatment, the early lease termination charge, as well as $7.5 million of dividends on preferred securities that were issued in the third quarter.

Conference Call and Webcast:

      We will discuss this quarter's results, as well as ongoing strategy, on a conference call today at 11:00 am (ET). Interested parties may access the conference call live today by dialing 877-558-5219 for U.S. and Canadian callers or 706-634-5438 for international callers, and reference "CIT Fourth Quarter and Year-End Earnings Call," or at the following website: http://ir.cit.com. An audio replay of the call will be available beginning shortly after the conclusion of the call until 11:59 pm (ET) January 25, 2006, by dialing 800-642-1687 for U.S. and Canadian callers or 706-645-9291 for international callers with the pass-code 3739148, or at the following website: http://ir.cit.com.

About CIT:

      CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has over $60 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries worldwide. CIT, a Fortune 500 company, and a component of the S&P 500 Index, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. CIT, with its global headquarters in New York City, has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.

Forward-Looking Statements:

      This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond CIT's control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting CIT's businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors are described in CIT's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004. CIT is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise. This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of those measures to the most directly comparable GAAP measures, which is available with this release and on our website at http://ir.cit.com.

                                       ###

For Information: Valerie L. Gerard - Executive Vice President - Investor
                 Relations
                 (973) 422-3284
                 Steven Klimas - Vice President - Investor Relations
                 (973) 535-3769
                         or
                 Kelley Gipson - Executive Vice President - Marketing & Communications
                 (973) 422-3235

                         CIT GROUP INC. AND SUBSIDIARIES
                    UNAUDITED CONSOLIDATED INCOME STATEMENTS
                  (dollars in millions, except per share data)

                                                                          Quarters Ended                        Years Ended
                                                            ------------------------------------------   ---------------------------
                                                            December 31,  September 30,   December 31,   December 31,   December 31,
                                                                2005          2005           2004            2005          2004
                                                            -----------   -------------   ------------   ------------  ------------
Finance income                                              $   1,232.8    $   1,153.7    $     998.0    $   4,515.2    $   3,760.8
Interest expense                                                  557.3          495.4          346.7        1,912.0        1,260.1
                                                            -----------    -----------    -----------    -----------    -----------
Net finance income                                                675.5          658.3          651.3        2,603.2        2,500.7
Depreciation on operating lease equipment                         246.6          242.6          243.5          968.0          965.4
                                                            -----------    -----------    -----------    -----------    -----------
Net finance margin                                                428.9          415.7          407.8        1,635.2        1,535.3
Provision for credit losses                                        54.6           69.9            2.7          217.0          214.2
                                                            -----------    -----------    -----------    -----------    -----------
Net finance margin after provision for credit losses              374.3          345.8          405.1        1,418.2        1,321.1
Other revenue                                                     288.8          239.5          202.8        1,137.4          887.1
                                                            -----------    -----------    -----------    -----------    -----------
Operating margin                                                  663.1          585.3          607.9        2,555.6        2,208.2
Salaries and general operating expenses                           299.9          281.1          271.6        1,113.8        1,012.1
Provision for restructuring                                          --             --             --           25.2             --
Gain on redemption of debt                                           --             --             --             --           41.8
                                                            -----------    -----------    -----------    -----------    -----------
Income before provision for income taxes                          363.2          304.2          336.3        1,416.6        1,237.9
Provision for income taxes                                       (106.9)         (86.8)        (131.6)        (464.2)        (483.2)
Minority interest, after tax                                       (0.5)          (0.8)          (0.9)          (3.3)          (1.1)
                                                            -----------    -----------    -----------    -----------    -----------
Net income before preferred stock dividends                       255.8          216.6          203.8          949.1          753.6
Preferred stock dividends                                          (7.5)          (5.2)            --          (12.7)            --
                                                            -----------    -----------    -----------    -----------    -----------
Net income available to common stockholders                 $     248.3    $     211.4    $     203.8    $     936.4    $     753.6
                                                            ===========    ===========    ===========    ===========    ===========
Earnings per common share
Basic earnings per share                                    $      1.24    $      1.04    $      0.97    $      4.54    $      3.57
Diluted earnings per share                                  $      1.21    $      1.02    $      0.95    $      4.44    $      3.50
Number of shares - basic (thousands)                            199,973        203,103        210,208        206,059        211,017
Number of shares - diluted (thousands)                          205,195        207,952        214,860        210,734        215,054

Other Revenue
  Fees and other income                                     $     170.0    $     149.6    $     115.6    $     637.0    $     502.9
  Factoring commissions                                            61.1           63.5           59.0          235.7          227.0
  Gains on sales of leasing equipment                              27.7           20.7           23.7           91.9          101.6
  Gains on securitizations                                          4.9           11.3           15.9           39.1           59.1
  Gain on sale of real estate investment                             --          115.0             --          115.0             --
  Gain on sale of business aircraft                                  --             --             --           22.0             --
  Gain on sale of micro-ticket leasing business
    unit                                                           44.3             --             --           44.3             --
  Charge related to aircraft held for sale                           --          (86.6)            --          (86.6)            --
  Charge related to manufactured housing assets
    held for sale                                                    --          (20.0)            --          (20.0)            --
  (Loss) gain on derivatives                                      (22.7)         (14.3)            --           43.1             --
  Gain on venture capital investments                               3.5            0.3          (11.4)          15.9           (3.5)
                                                            -----------    -----------    -----------    -----------    -----------
  Total other revenue                                       $     288.8    $     239.5    $     202.8    $   1,137.4    $     887.1
                                                            ===========    ===========    ===========    ===========    ===========

Fees and other income includes: servicing fees, structuring and advisory fees, syndication fees and gains and (losses) from other asset and receivable sales.

                         CIT GROUP INC. AND SUBSIDIARIES
                      UNAUDITED CONSOLIDATED BALANCE SHEETS
                              (dollars in millions)

                                                      December 31,  December 31,
                                                          2005          2004
                                                      ------------  ------------
ASSETS
Financing and leasing assets:
   Finance receivables                                 $44,294.5      $35,048.2
   Reserve for credit losses                              (621.7)        (617.2)
                                                       ---------      ---------
   Net finance receivables                              43,672.8       34,431.0
   Operating lease equipment, net                        9,635.7        8,290.9
   Financing and leasing assets held for sale            1,620.3        1,640.8
Cash and cash equivalents                                3,658.6        2,210.2
Retained interests in securitizations
  and other investments                                  1,139.9        1,228.2
Goodwill and intangible assets, net                      1,011.5          596.5
Other assets                                             2,647.8        2,713.7
                                                       ---------      ---------
Total Assets                                           $63,386.6      $51,111.3
                                                       =========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Debt:
   Commercial paper                                    $ 5,225.0      $ 4,210.9
   Variable-rate senior unsecured notes                 15,485.1       11,545.0
   Fixed-rate senior unsecured notes                    22,853.6       21,715.1
   Non-recourse secured
     borrowings - student lending                        4,048.8             --
   Preferred capital securities                            252.0          253.8
                                                       ---------      ---------
Total debt                                              47,864.5       37,724.8
Credit balances of factoring clients                     4,187.8        3,847.3
Accrued liabilities and payables                         4,321.8        3,443.7
                                                       ---------      ---------
Total Liabilities                                       56,374.1       45,015.8

Minority interest                                           49.8           40.4

Stockholders' Equity:
   Preferred  stock                                        500.0             --

   Common stock                                              2.1            2.1
   Paid-in capital                                      10,632.9       10,674.3
   Accumulated deficit                                  (3,691.4)      (4,499.1)
   Accumulated other comprehensive loss                    115.2          (58.4)
Less: Treasury stock, at cost                             (596.1)         (63.8)
                                                       ---------      ---------
Total Common Stockholders' Equity                        6,462.7        6,055.1
                                                       ---------      ---------
Total Stockholders' Equity                               6,962.7        6,055.1
                                                       ---------      ---------
Total Liabilities and Stockholders'
  Equity                                               $63,386.6      $51,111.3
                                                       =========      =========
Other Assets
Investments in and receivables from
  non-consolidated subsidiaries                        $   549.8      $   719.5
Accrued interest and receivables
  from derivative counterparties                           350.2          390.0
Deposits on commercial aerospace
  flight equipment                                         317.4          333.1
Prepaid expenses                                           145.9          105.3
Repossessed assets and off-lease equipment                  80.7           98.9
Direct and private fund equity investments                  30.2          181.0
Furniture and fixtures, miscellaneous
  receivables and other assets                           1,173.6          885.9
                                                       ---------      ---------
                                                       $ 2,647.8      $ 2,713.7
                                                       =========      =========

                         CIT GROUP INC. AND SUBSIDIARIES
                       OWNED AND MANAGED ASSET COMPOSITION
                              (dollars in millions)

                                                                                   December 31,    September 30,     December 31,
                                                                                      2005             2005              2004
                                                                                   ------------    -------------     ------------
Specialty Finance Group
     Specialty Finance - commercial
             Finance receivables                                                    $ 8,503.0        $ 8,605.1        $ 8,805.7
             Operating lease equipment, net                                           1,049.5          1,116.7          1,078.7
             Financing and leasing assets held for sale                                 826.3            994.0          1,288.4
                                                                                    ---------        ---------        ---------
               Owned assets                                                          10,378.8         10,715.8         11,172.8
             Finance receivables securitized and managed by CIT                       3,921.6          3,996.2          4,165.5
                                                                                    ---------        ---------        ---------
               Managed assets                                                        14,300.4         14,712.0         15,338.3
                                                                                    ---------        ---------        ---------
     Specialty Finance - consumer
             Finance receivables - home lending                                       8,199.7          6,447.5          4,896.8
             Finance receivables - education lending                                  5,051.0          4,396.1               --
             Finance receivables - other                                                302.9            289.9            236.0
             Financing and leasing assets held for sale                                 390.2            643.2            241.7
                                                                                    ---------        ---------        ---------
               Owned assets                                                          13,943.8         11,776.7          5,374.5
             Home lending finance receivables securitized and managed by CIT            838.8            911.4          1,228.7
                                                                                    ---------        ---------        ---------
               Managed assets                                                        14,782.6         12,688.1          6,603.2
                                                                                    ---------        ---------        ---------
Commercial Finance Group
     Commercial Services (Trade Finance - Retail & Factoring)
             Finance receivables                                                      6,690.0          7,388.9          6,204.1
                                                                                    ---------        ---------        ---------
     Corporate Finance(1)
             Finance receivables                                                      9,348.3          8,978.0          6,702.8
             Operating lease equipment, net                                              73.3             76.1             35.1
             Financing and leasing assets held for sale                                 127.9              0.1               --
                                                                                    ---------        ---------        ---------
               Owned assets                                                           9,549.5          9,054.2          6,737.9
             Finance receivables securitized and managed by CIT                          41.2             46.1               --
                                                                                    ---------        ---------        ---------
               Managed assets                                                         9,590.7          9,100.3          6,737.9
                                                                                    ---------        ---------        ---------
     Equipment Finance(1)
             Finance receivables                                                      4,304.2          4,461.2          6,373.1
             Operating lease equipment, net                                             104.4            109.1            440.6
             Financing and leasing assets held for sale                                 125.6            105.8            110.7
                                                                                    ---------        ---------        ---------
               Owned assets                                                           4,534.2          4,676.1          6,924.4
             Finance receivables securitized and managed by CIT                       2,484.1          2,585.7          2,915.5
                                                                                    ---------        ---------        ---------
               Managed assets                                                         7,018.3          7,261.8          9,839.9
                                                                                    ---------        ---------        ---------
     Capital Finance (Transportation Finance - Aerospace and Rail)(1)
             Finance receivables                                                      1,895.4          2,118.5          1,829.7
             Operating lease equipment, net                                           8,408.5          7,882.5          6,736.5
             Financing and leasing assets held for sale                                 150.3            105.3               --
                                                                                    ---------        ---------        ---------
               Owned assets                                                          10,454.2         10,106.3          8,566.2
                                                                                    ---------        ---------        ---------
     Other - Equity Investments                                                          30.2             31.1            181.0
                                                                                    ---------        ---------        ---------
     Total
             Finance receivables                                                    $44,294.5        $42,685.2        $35,048.2
             Operating lease equipment, net                                           9,635.7          9,184.4          8,290.9
             Financing and leasing assets held for sale                               1,620.3          1,848.4          1,640.8
                                                                                    ---------        ---------        ---------
               Financing and leasing assets excl. equity investments                 55,550.5         53,718.0         44,979.9
             Equity investments (included in other assets)                               30.2             31.1            181.0
                                                                                    ---------        ---------        ---------
               Owned assets                                                          55,580.7         53,749.1         45,160.9
             Finance receivables securitized and managed by CIT                       7,285.7          7,539.4          8,309.7
                                                                                    ---------        ---------        ---------
               Managed assets                                                       $62,866.4        $61,288.5        $53,470.6
                                                                                    =========        =========        =========

(1) Corporate Finance includes: the former Business Credit unit, the power, energy and infrastructure assets transferred from Capital Finance (approximately $1.0 billion) and Healthcare assets transferred from Equipment Finance (approximately $0.5 billion). The Capital Finance assets were transferred in the second quarter 2005 and the healthcare assets were transferred in the first quarter 2005. Prior year data has only been restated for the power, energy and infrastructure asset transfer.

                         CIT GROUP INC. AND SUBSIDIARIES
                                  SEGMENT DATA
                              (dollars in millions)

                                                                         Quarters Ended                          Years Ended
                                                           -------------------------------------------   ---------------------------
                                                           December 31,   September 30,   December 31,   December 31,   December 31,
                                                               2005           2005            2004           2005           2004
                                                           ------------   -------------   ------------   ------------   ------------
Commercial Finance Group
     Commercial Services (Trade
       Finance - Retail & Factoring)
     Net finance income                                     $     44.9     $     37.0     $     30.4     $    143.6      $    111.6
     Provision for credit losses                                   4.5            6.3            6.1           22.9            23.4
     Other revenue                                                78.5           76.0           72.9          290.9           284.9
     Operating margin                                            118.9          106.7           97.2          411.6           373.1
     Provision for income taxes                                  (34.3)         (29.3)         (27.6)        (112.0)         (103.8)
     Net income                                                   56.4           48.4           42.2          184.7           161.1
     Return on AEA                                                8.09%          6.50%          6.43%          6.78%           6.05%
     Return on risk-adjusted capital                              30.6%          27.2%          25.6%          27.1%           25.7%
     New business volume                                    $    138.0     $    108.2     $     75.4     $    354.5      $    396.5

     Corporate Finance
     Net finance income                                     $     84.5     $     78.5     $     65.7     $    309.2      $    266.2
     Depreciation on operating lease equipment                     2.7            2.9            1.1           11.3             4.3
     Provision for credit losses                                  (1.3)          (3.2)            --            3.2            24.5
     Other revenue                                                43.7           31.9           29.8          138.9           119.9
     Operating margin                                            126.8          110.7           94.4          433.6           357.3
     Provision for income taxes                                  (28.6)         (29.0)         (28.7)        (108.9)         (102.3)
     Net income                                                   45.8           46.2           37.7          177.1           148.6
     Return on AEA                                                1.94%          2.14%          2.22%          2.10%           2.25%
     Return on risk-adjusted capital                              16.5%          19.3%          22.6%          19.0%           22.2%
     New business volume                                    $  1,810.6     $  1,196.8     $    883.3     $  5,166.5      $  2,796.5

     Capital Finance (Transportation
       Finance - Aerospace and Rail)
     Net finance income                                     $    159.0     $    152.1     $    121.8     $    580.1      $    485.1
     Depreciation on operating lease equipment                    97.0           90.0           79.9          354.9           319.1
     Provision for credit losses                                   1.9            2.3           (0.3)           4.6             7.3
     Other revenue                                                11.4          (75.4)           9.9          (50.1)           34.2
     Operating margin                                             71.5          (15.6)          52.1          170.5           192.9
     Provision for income taxes                                   10.9           44.6           (8.2)          41.2           (35.4)
     Net income                                                   58.6            5.8           23.4          129.9            87.0
     Return on AEA                                                2.27%          0.23%          1.11%          1.33%           1.06%
     Return on risk-adjusted capital                              16.7%           1.7%          11.2%           9.9%           10.5%
     New business volume                                    $    701.3     $    669.9     $    483.2     $  2,264.1      $  1,333.7

     Equipment Finance
     Net finance income                                     $     37.7     $     37.6     $     53.3     $    168.3      $    217.2
     Depreciation on operating lease equipment                     6.0            6.7           14.1           34.5            52.1
     Provision for credit losses                                   4.4            3.4            3.6           21.1            53.2
     Other revenue                                                21.6           24.5           30.1          116.4           111.3
     Operating margin                                             48.9           52.0           65.7          229.1           223.2
     Provision for income taxes                                  (11.6)         (12.9)         (15.8)         (58.6)          (49.5)
     Net income                                                   20.6           22.1           26.0           98.2            81.5
     Return on AEA                                                1.76%          1.88%          1.50%          1.82%           1.18%
     Return on risk-adjusted capital                              11.4%          12.4%          10.2%          12.3%            8.0%
     New business volume                                    $    881.3     $    729.9     $  1,496.0     $  3,570.8      $  4,582.5

     Total Commercial Finance Group
     Net finance income                                     $    326.1     $    305.2     $    271.2     $  1,201.2      $  1,080.1
     Depreciation on operating lease equipment                   105.7           99.6           95.1          400.7           375.5
     Provision for credit losses                                   9.5            8.8            9.4           51.8           108.4
     Other revenue                                               155.2           57.0          142.7          496.1           550.3
     Operating margin                                            366.1          253.8          309.4        1,244.8         1,146.5
     Provision for income taxes                                  (63.6)         (26.6)         (80.3)        (238.3)         (291.0)
     Net income                                                  181.4          122.5          129.3          589.9           478.2
     Return on AEA                                                2.67%          1.86%          2.08%          2.24%           1.96%
     Return on risk-adjusted capital                              18.2%          13.0%          16.5%          15.8%           15.4%
     New business volume                                    $  3,531.2     $  2,704.8     $  2,937.9     $ 11,355.9      $  9,109.2

                         CIT GROUP INC. AND SUBSIDIARIES
                                  SEGMENT DATA
                              (dollars in millions)

                                                                           Quarters Ended                       Years Ended
                                                           -------------------------------------------   ---------------------------
                                                           December 31,   September 30,   December 31,   December 31,   December 31,
                                                               2005           2005            2004           2005           2004
                                                           ------------   -------------   ------------   ------------   ------------
Specialty Finance Group
     Specialty Finance - commercial
     Net finance income                                     $    286.5     $    294.4     $    315.3     $  1,158.3     $  1,200.2
     Depreciation on operating lease equipment                   140.8          143.0          148.4          567.3          590.0
     Provision for credit losses                                  25.3           23.7           26.0           93.2          109.2
     Other revenue                                               140.9           67.0           62.7          385.7          290.9
     Operating margin                                            261.3          194.7          203.6          883.5          791.9
     Provision for income taxes                                  (75.1)         (31.7)         (42.2)        (196.6)        (158.9)
     Net income                                                   98.7           74.5           59.8          326.6          268.3
     Return on AEA                                                3.68%          2.71%          2.10%          2.96%          2.56%
     Return on risk-adjusted capital                              30.4%          22.7%          18.2%          25.0%          21.0%
     New business volume                                    $  2,775.7     $  2,843.9     $  2,529.2     $ 10,642.4     $  9,962.3

     Specialty Finance - consumer
     Net finance income                                     $     57.9     $     51.9     $     41.8     $    200.9     $    132.5
     Provision for credit losses                                   8.0            9.2            8.9           34.6           32.7
     Other revenue                                                12.6           21.4            4.0           72.1           43.6
     Operating margin                                             62.5           64.1           36.9          238.4          143.4
     Provision for income taxes                                  (11.2)         (10.0)          (8.2)         (41.7)         (30.3)
     Net income                                                   17.5           16.8           12.4           66.7           46.3
     Return on AEA                                                0.54%          0.59%          1.01%          0.62%          1.20%
     Return on risk-adjusted capital                               8.6%           8.9%          13.3%           9.4%          14.9%
     New business volume                                    $  3,503.3     $  2,434.7     $  1,637.2     $  9,606.7     $  4,881.8
     Net finance income                                     $    344.4     $    346.3     $    357.1     $  1,359.2     $  1,332.7

     Total Specialty Finance Group
     Depreciation on operating lease equipment                   140.8          143.0          148.4          567.3          590.0
     Provision for credit losses                                  33.3           32.9           34.9          127.8          141.9
     Other revenue                                               153.5           88.4           66.7          457.8          334.5
     Operating margin                                            323.8          258.8          240.5        1,121.9          935.3
     Provision for income taxes                                  (86.3)         (41.7)         (50.4)        (238.3)        (189.2)
     Net income                                                  116.2           91.3           72.2          393.3          314.6
     Return on AEA                                                1.96%          1.63%          1.77%          1.81%          2.19%
     Return on risk-adjusted capital                              21.3%          17.3%          17.2%          19.1%          19.8%
     New business volume                                    $  6,279.0     $  5,278.6     $  4,166.4     $ 20,249.1     $ 14,844.1

Corporate and Other
     Net finance income                                     $      5.0     $      6.8     $     23.0     $     42.8     $     87.9
     Provision for credit losses                                  11.8           28.2          (41.6)          37.4          (36.1)
     Other revenue                                               (19.9)          94.1           (6.6)         183.5            2.3
     Operating margin                                            (26.8)          72.7           58.0          188.9          126.4
     Provision for income taxes                                   43.0          (18.5)          (0.9)          12.4           (3.0)
     Net income ( loss)                                          (49.3)          (2.4)           2.3          (46.8)         (39.2)
     Return on AEA                                               (0.39)%        (0.02)%         0.01%         (0.10)%        (0.11)%

                         CIT GROUP INC. AND SUBSIDIARIES
                                 CREDIT METRICS
                              (dollars in millions)

                                                                             Quarters Ended
                                                   -----------------------------------------------------------------
                                                   December 31, 2005       September 30, 2005      December 31, 2004
                                                     $            %           $           %           $           %
                                                   -----------------       ------------------      -----------------
Net Credit Losses - Owned as a Percentage
  of Average Finance Receivables
    Specialty Finance - commercial                $ 25.7         1.19%     $ 24.1        1.10%     $ 26.8        1.19%
    Specialty Finance - consumer                    13.6         0.44%       15.1        0.55%       10.6        0.90%
                                                  ------                   ------                  ------
      Total Specialty Finance Group                 39.3         0.75%       39.2        0.79%       37.4        1.09%
                                                  ------                   ------                  ------
    Commercial Services (Trade
      Finance - Retail & Factoring)                  4.5         0.25%        6.3        0.36%        6.1        0.36%
    Corporate Finance                               (3.5)       (0.15)   %   (3.2)      (0.15)%      (0.1)      (0.01)
    Equipment Finance                                8.9         0.81%        3.4        0.31%        3.6        0.22%
    Capital Finance (Transportation
      Finance - Aerospace and Rail)                 50.9         9.86%        2.3        0.39%       (1.0)      (0.22)
                                                  ------                   ------                  ------
      Total Commercial Finance Group                60.8         1.05%        8.8        0.16%        8.6        0.16%
                                                  ------                   ------                  ------
    Total                                         $100.1         0.91%     $ 48.0        0.46%     $ 46.0        0.52%
                                                  ======                   ======                  ======
Net Credit Losses - Managed as a Percentage
  of Average Managed Finance Receivables
    Specialty Finance - commercial                $ 34.7         1.11%     $ 33.8        1.09%     $ 37.0        1.14%
    Specialty Finance - consumer                    20.9         0.63%       23.3        0.78%       15.5        1.03%
                                                  ------                   ------                  ------
      Total Specialty Finance Group                 55.6         0.86%       57.1        0.93%       52.5        1.11%
                                                  ------                   ------                  ------
    Commercial Services (Trade
      Finance - Retail & Factoring)                  4.5         0.25%        6.3        0.36%        6.1        0.36%
    Corporate Finance                               (3.2)       (0.14)   %   (3.1)      (0.14)%      (0.1)         --
    Equipment Finance                               14.5         0.84%        5.9        0.34%       11.2        0.48%
    Capital Finance (Transportation
     Finance - Aerospace and Rail)                  50.9         9.66%        2.3        0.39%       (1.0)      (0.22)%
                                                  ------                   ------                  ------
      Total Commercial Finance Group                66.7         1.04%       11.4        0.18%       16.2        0.26%
                                                  ------                   ------                  ------
    Total                                         $122.3         0.95%     $ 68.5        0.56%     $ 68.7        0.63%
                                                  ======                   ======                  ======


                                                                Years Ended
                                                  ---------------------------------------
                                                  December 31, 2005     December 31, 2004
                                                    $            %         $            %
                                                  -----------------     -----------------
Net Credit Losses - Owned as a Percentage
  of Average Finance Receivables
    Specialty Finance - commercial                $ 95.3        1.08%    $111.0        1.32%
    Specialty Finance - consumer                    53.2        0.52%      41.0        1.11%
                                                  ------                 ------
      Total Specialty Finance Group                148.5        0.78%     152.0        1.26%
                                                  ------                 ------
    Commercial Services (Trade
      Finance - Retail & Factoring)                 22.9        0.34%      23.3        0.37%
    Corporate Finance                                0.5        0.01%      66.1        1.00%
    Equipment Finance                               25.6        0.51%      53.2        0.84%
    Capital Finance (Transportation
      Finance - Aerospace and Rail)                 53.6        2.34%       6.6        0.37%
                                                  ------                 ------
      Total Commercial Finance Group               102.6        0.46%     149.2        0.71%
                                                  ------                 ------
    Total                                         $251.1        0.60%    $301.2        0.91%
                                                  ======                 ======
Net Credit Losses - Managed as a Percentage
  of Average Managed Finance Receivables
    Specialty Finance - commercial                $133.8        1.06%    $155.4        1.25%
    Specialty Finance - consumer                    80.8        0.72%      60.8        1.17%
                                                  ------                 ------
      Total Specialty Finance Group                214.6        0.90%     216.2        1.22%
                                                  ------                 ------
    Commercial Services (Trade
      Finance - Retail & Factoring)                 22.9        0.34%      23.3        0.37%
    Corporate Finance                                1.4        0.02%      66.1        1.00%
    Equipment Finance                               42.1        0.56%      97.7        1.06%
    Capital Finance (Transportation
     Finance - Aerospace and Rail)                  53.6        2.29%       6.6        0.37%
                                                  ------                 ------
      Total Commercial Finance Group               120.0        0.48%     193.7        0.81%
                                                  ------                 ------
    Total                                         $334.6        0.68%    $409.9        0.99%
                                                  ======                 ======

                                                    December 31, 2005       September 30, 2005     December 31, 2004
                                                     $            %           $            %         $           %
                                                    -----------------       ------------------     -----------------
Finance Receivables Past Due 60 days or
  more - Owned as a Percentage of Finance
  Receivables
        Specialty Finance - commercial            $296.8         3.49%     $303.0        3.52%     $283.3       3.22%
        Specialty Finance - consumer               318.2         2.35%      283.4        2.55%      116.4       2.27%
                                                  ------                   ------                  ------
          Total Specialty Finance Group            615.0         2.79%      586.4        2.97%      399.7       2.87%
                                                  ------                   ------                  ------
        Commercial Services (Trade
          Finance - Retail & Factoring)             39.3         0.59%       36.6        0.50%       88.0       1.42%
        Corporate Finance                           43.4         0.46%       58.0        0.65%       43.3       0.65%
        Equipment Finance                           43.5         1.01%       48.0        1.08%       50.1       0.79%
        Capital Finance (Transportation
          Finance - Aerospace and Rail)             17.0         0.90%       21.6        1.02%       26.9       1.47%
                                                  ------                   ------                  ------
          Total Commercial Finance Group           143.2         0.64%      164.2        0.72%      208.3       0.99%
                                                  ------                   ------                  ------
        Total                                     $758.2         1.71%     $750.6        1.76%     $608.0       1.73%
                                                  ======                   ======                  ======
Non-performing Assets - Owned as a Percentage
  of Finance Receivables
    Specialty Finance - commercial                 155.2         1.83%     $162.8        1.89%     $165.9       1.88%
    Specialty Finance - consumer                   173.0         1.28%      146.4        1.31%      119.3       2.32%
                                                  ------                   ------                  ------
      Total Specialty Finance Group                328.2         1.49%      309.2        1.57%      285.2       2.05%
                                                  ------                   ------                  ------
    Commercial Services (Trade
      Finance - Retail & Factoring)                  5.3         0.08%        6.4        0.09%       56.8       0.92%
    Corporate Finance                              114.5         1.22%       67.3        0.75%       61.8       0.92%
    Equipment Finance                               50.9         1.18%       67.0        1.50%      131.2       2.06%
    Capital Finance (Transportation
      Finance - Aerospace and Rail)                 22.3         1.18%       96.7        4.56%        4.6       0.25%
                                                  ------                   ------                  ------
      Total Commercial Finance Group               193.0         0.87%      237.4        1.03%      254.4       1.21%
                                                  ------                   ------                  ------
    Total                                         $521.2         1.18%     $546.6        1.28%     $539.6       1.54%
                                                  ======                   ======                  ======
Finance Receivables Past Due 60 days or
  more - Managed as a Percentage of Managed
  Financial Assets
    Specialty Finance - commercial                $402.6         3.04%     $399.4        2.94%     $402.1       2.82%
    Specialty Finance - consumer                   401.0         2.71%      369.2        2.91%      227.8       3.45%
                                                  ------                   ------                  ------
      Total Specialty Finance Group                803.6         2.87%      768.6        2.92%      629.9       3.02%
                                                  ------                   ------                  ------
    Commercial Services (Trade
      Finance - Retail & Factoring)                 39.3         0.59%       36.6        0.50%       88.0       1.42%
    Corporate Finance                               43.4         0.46%       58.7        0.65%       43.3       0.65%
    Equipment Finance                               62.1         0.90%       66.8        0.93%       90.3       0.96%
    Capital Finance (Transportation
      Finance - Aerospace and Rail)                 17.0         0.83%       21.6        0.97%       26.9       1.47%
                                                  ------                   ------                  ------
      Total Commercial Finance Group               161.8         0.64%      183.7        0.71%      248.5       1.03%
                                                  ------                   ------                  ------
    Total                                         $965.4         1.81%     $952.3        1.83%     $878.4       1.95%
                                                  ======                   ======                  ======

                         CIT GROUP INC. AND SUBSIDIARIES
                              RATIOS AND OTHER DATA
                  (dollars in millions, except per share data)

                                                                           Quarters Ended                       Years Ended
                                                              -----------------------------------------  ---------------------------
                                                              December 31,  September 30,  December 31,  December 31,   December 31,
Profitability                                                     2005          2005           2004          2005           2004
                                                              ------------  -------------  ------------  ------------   ------------
Net finance margin as a percentage of AEA                         3.37%         3.41%          3.94%         3.40%          3.94%
Net finance margin after provision as a percentage of AEA         2.94%         2.84%          3.92%         2.95%          3.39%
Salaries and general operating expenses as a
  percentage of AMA                                               2.06%         2.01%          2.20%         2.05%          2.13%
Efficiency ratio(1)                                               41.6%         42.1%          44.5%         42.4%          41.8%
Return on average common stockholders' equity                     16.0%         13.8%          13.7%         15.1%          13.2%
Return on average tangible common stockholders' equity            19.2%         16.4%          15.2%         17.6%          14.5%
Return on AEA                                                     1.95%         1.73%          1.97%         1.95%          1.93%
Return on AMA                                                     1.71%         1.51%          1.65%         1.69%          1.59%

(1) The 2005 ratios exclude: the gain on sale of real estate investment, fair value mark downs on aircraft and manufactured housing receivables, huricane related estimated losses, derivative gains and losses, gain on sale of micro-ticket businessand lease termination charge, restructuring provision and the gain on sale of business aircraft. Including these, the ratios were 41.8%, 42.9% and 41.1% for the quarters ended December 31 and September 30, 2005 and year ended December 31, 2005.

Securitization Volume
Specialty Finance - commercial                               $   732.4     $ 1,036.2      $ 1,256.6     $ 3,230.9      $ 3,153.8
Equipment Finance                                                209.9         360.3          310.5       1,089.6        1,280.7
                                                             ---------     ---------      ---------     ---------      ---------
Total                                                        $   942.3     $ 1,396.5      $ 1,567.1     $ 4,320.5      $ 4,434.5
                                                             =========     =========      =========     =========      =========
Average Assets
Average Finance Receivables (AFR)                            $44,169.8     $42,086.4      $35,438.2     $41,505.3      $33,095.4
Average Earning Assets (AEA)                                  50,937.8      48,781.2       41,358.6      48,128.2       39,011.3
Average Managed Assets (AMA)                                  58,243.8      56,011.0       49,466.5      55,553.7       47,519.3
Average Operating Leases (AOL)                                 9,379.5       8,878.7        8,099.9       8,788.5        7,821.2
Average Common Stockholders' Equity                            6,196.4       6,125.0        5,969.6       6,205.9        5,714.8
Average Tangible Common Stockholders' Equity                   5,185.6       5,166.0        5,374.4       5,331.0        5,188.4

Note: Quarter and year to date averages are based on ending 4 and 13 month averages, respectively.

                                                             December 31,      September 30,      December 31,
                                                                 2005              2005               2004
                                                             ------------      -------------      ------------
Capital and Leverage
Total tangible stockholders' equity to managed assets             9.80%              9.50%             10.72%
Debt (net of overnight deposits) to total
  tangible stockholders' equity                                  7.29x              7.50x              6.28x
Tangible book value per common share                           $ 27.15            $ 25.33            $ 26.03

Reserve for Credit Losses
Reserve for credit losses as a percentage of
  finance receivables                                             1.40%              1.53%              1.76%
Reserve for credit losses as a percentage of
  finance receivables past due 60 days or more                    82.0%              87.0%             101.5%
Reserve for credit losses as a percentage of
  non-performing assets                                          119.3%             119.4%             114.4%

                         CIT GROUP INC. AND SUBSIDIARIES
                            Aerospace Portfolio Data
                     (dollars in millions unless specified)

Total Aerospace Portfolio:             December 31,  September 30,  December 31,
                                          2005(2)      (2005)(2)       (2004)
                                       ------------  -------------  ------------
Financing and leasing assets
  Commercial                             $5,951.9        $5,533.5      $5,125.6
  Regional                               $  275.3        $  291.4      $  302.6
Number of planes:
  Commercial                                  215             208           212
  Regional                                    104             117           121


                                                  December 31, 2005         September 30, 2005          December 31, 2004
                                               ------------------------  -------------------------   ------------------------
Commercial Aerospace Portfolio:                Net Investment    Number  Net Investment     Number   Net Investment    Number
                                               --------------    ------  --------------     ------   --------------    ------
By Region:
  Europe                                           $2,348.4         75        $2,217.2         72        $2,160.0         72
  North America                                     1,243.6         62         1,061.4         59         1,057.7         66
  Asia Pacific                                      1,569.0         52         1,467.6         50         1,242.4         46
  Latin America                                       533.7         20           531.7         21           611.3         25
  Africa / Middle East                                257.2          6           255.6          6            54.2          3
                                                   --------        ---        --------        ---        --------        ---
  Total                                            $5,951.9        215        $5,533.5        208        $5,125.6        212
                                                   ========        ===        ========        ===        ========        ===
By Manufacturer:
  Boeing                                            2,644.6        124        $2,603.7        124        $2,558.8        133
  Airbus                                            3,269.0         84         2,886.6         76         2,536.9         70
  Other                                                38.3          7            43.2          8            29.9          9
                                                   --------        ---        --------        ---        --------        ---
  Total                                            $5,951.9        215        $5,533.5        208        $5,125.6        212
                                                   ========        ===        ========        ===        ========        ===
By Body Type(1):
  Narrow body                                      $4,331.0        165        $4,091.6        163        $3,894.9        168
  Intermediate                                      1,347.2         27         1,101.8         21           842.7         18
  Wide body                                           235.4         16           296.9         16           358.1         17
  Other                                                38.3          7            43.2          8            29.9          9
                                                   --------        ---        --------        ---        --------        ---
  Total                                            $5,951.9        215        $5,533.5        208        $5,125.6        212
                                                   ========        ===        ========        ===        ========        ===
By Product:
  Operating lease                                  $5,327.1        182        $4,799.2        168        $4,324.6        167
  Leverage lease (other)                              232.1         10           342.6         12           336.6         12
  Leverage lease (tax optimized)                      135.2          7           182.5          8           221.0          9
  Capital lease                                        67.7          3           126.3          6           137.4          6
  Loan                                                189.8         13            82.9         14           106.0         18
                                                   --------        ---        --------        ---        --------        ---
  Total                                            $5,951.9        215        $5,533.5        208        $5,125.6        212
                                                   ========        ===        ========        ===        ========        ===
Off-lease aircraft                                       10                          2                          2
Number of accounts                                       93                         97                         92
Weighted average age of fleet (years)                     6                          6                          6
Largest customer net investment                    $  277.3                   $  279.3                   $  286.4

New Aircraft Delivery Order Book
  (dollars in billions)
  For the Years Ending December 31,
    2005 (Remaining 2005)                                                     $    0.2          6        $    0.9         18
    2006                                           $    0.9         19             0.9         19             1.0         20
    2007                                                1.0         23             0.6         14             0.3          5
    2008                                                0.8         19             0.7         18              --         --
    Thereafter                                          0.6          5             0.5          5              --         --
                                                   --------        ---        --------        ---        --------        ---
    Total                                          $    3.3         66        $    2.9         62        $    2.2         43
                                                   ========        ===        ========        ===        ========        ===

(1) Narrow body are single aisle design and consist primarily of Boeing 737 and 757 series and Airbus A320 series aircraft. Intermediate body are smaller twin aisle design and consist primarily of Boeing 767 series and Airbus A330 series aircraft. Wide body are large twin aisle design and consist primarily of Boeing 747 and 777 series and McDonnell Douglas DC10 series aircraft.

(2) Balances include airplanes held for sale.

                         CIT GROUP INC. AND SUBSIDIARIES
                              Non-GAAP Disclosures
                              (dollars in millions)

                                                                 December 31,        September 30,       December 31,
                                                                     2005                2005                2004
                                                                 ------------        -------------       ------------
Managed assets (1):
Finance receivables                                                $44,294.5           $42,685.2           $35,048.2
Operating lease equipment, net                                       9,635.7             9,184.4             8,290.9
Financing and leasing assets held for sale                           1,620.3             1,848.4             1,640.8
Equity and venture capital investments
  (included in other assets)                                            30.2                31.1               181.0
                                                                   ---------           ---------           ---------
Total financing and leasing portfolio assets                        55,580.7            53,749.1            45,160.9
     Securitized assets                                              7,285.7             7,539.4             8,309.7
                                                                   ---------           ---------           ---------
Managed assets                                                     $62,866.4           $61,288.5           $53,470.6
                                                                   =========           =========           =========
Earning assets (2):
Total financing and leasing portfolio assets                       $55,580.7           $53,749.1           $45,160.9
       Credit balances of factoring clients                         (4,187.8)           (4,267.1)           (3,847.3)
                                                                   ---------           ---------           ---------
Earning assets                                                     $51,392.9           $49,482.0           $41,313.6
                                                                   =========           =========           =========
Total tangible stockholders' equity (3):
Total common stockholders' equity                                  $ 6,462.7           $ 6,111.8           $ 6,055.1
       Other comprehensive (income) loss relating
         to derivative financial instruments                           (27.6)              (15.5)               27.1
       Unrealized gain on securitization investments                   (17.0)              (20.5)               (8.5)
       Goodwill and intangible assets                               (1,011.5)           (1,003.8)             (596.5)
                                                                   ---------           ---------           ---------
Tangible common stockholders' equity                                 5,406.6             5,072.0             5,477.2
       Preferred  stock                                                500.0               500.0                  --
       Preferred capital securities                                    252.0               252.5               253.8
                                                                   ---------           ---------           ---------
Total tangible stockholders' equity                                $ 6,158.6           $ 5,824.5           $ 5,731.0
                                                                   =========           =========           =========
Debt, net of overnight deposits (4):
Total debt                                                         $47,864.5           $44,899.3           $37,724.8
       Overnight deposits                                           (2,703.1)             (962.0)           (1,507.3)
       Preferred capital securities                                   (252.0)             (252.5)             (253.8)
                                                                   ---------           ---------           ---------
Debt, net of overnight deposits                                    $44,909.4           $43,684.8           $35,963.7
                                                                   =========           =========           =========

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to trends in the business to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

1) Managed assets are utilized in certain credit and expense ratios. Securitized assets are included in managed assets because CIT retains certain credit risk and the servicing related to assets that are funded through securitizations.

2) Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount, which corresponds to amounts funded, is a basis for revenues earned.

3)Total tangible stockholders' equity is utilized in leverage ratios, and is consistent with certain rating agency measurements. Other comprehensive income/losses and unrealized gains on securitization investments (both included in the separate component of equity) are excluded from the calculation, as these amounts are not necessarily indicative of amounts which will be realized.

4) Debt, net of overnight deposits is utilized in certain leverage ratios. Overnight deposits are excluded from these calculations, as these amounts are retained by the Company to repay debt. Overnight deposits are reflected in both debt and cash and cash equivalents.